Exhibit 3.6

CERTIFICATE OF AMENDMENT OF

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
MAXPOINT INTERACTIVE, INC.

MaxPoint Interactive, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is MaxPoint Interactive, Inc. and that this corporation was originally incorporated pursuant to the DGCL on September 31, 2006 under the same name.

SECOND:  That at a meeting duly noticed and called, the Board of Directors of this corporation adopted resolutions setting forth a proposed amendment to the Seventh Amended Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that the first paragraph, Section A and Section B of Article IV of the Seventh Amended and Restated Certificate of Incorporation of this corporation be deleted and replaced in full with the following Section A:

“Immediately upon the filing of this Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation in the Office of the Secretary of State of the State of Delaware (the “Effective Time”), (i) shares of Common Stock outstanding immediately prior to the Effective Time (the “Outstanding Common Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified into a smaller number of shares such that every two (2) shares of Outstanding Common Stock are combined and reclassified into one (1) share of Common Stock; (ii) shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series A Preferred Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified into a smaller number of shares such that every two (2) shares of Outstanding Series A Preferred Stock are combined and reclassified into one (1) share of Series A Preferred Stock; (iii) shares of Series B Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series B Preferred Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified into a smaller number of shares such that every two (2) shares of Outstanding Series B Preferred Stock are combined and reclassified into one (1) share of Series B Preferred Stock; (iv) shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series C Preferred Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified into a smaller number of shares such that every two (2) shares of Outstanding Series C Preferred Stock are combined and reclassified into one (1) share of Series C Preferred Stock; (v) shares of Series D Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series D Preferred Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified into a smaller number of shares such that every two (2) shares of Outstanding Series D Preferred Stock are combined and reclassified into one (1) share of Series D Preferred Stock (collectively, the “Reverse Stock Split”).  No fractional shares shall be issued upon the Reverse Stock Split of any share or shares of the Outstanding Common Stock, Outstanding Series A Preferred Stock, Outstanding Series B Preferred Stock, Outstanding Series C Preferred Stock or Outstanding Series D Preferred Stock.  In connection with the Reverse Stock Split, in lieu of fractional shares, this corporation will pay cash in an amount equal to the fair value of such fractional shares, based on the fair market value of this corporation’s Common Stock, as the case may be, as determined in good faith by the Board of Directors of this corporation immediately prior to the Reverse Stock Split.  For the avoidance of doubt the Reverse Stock Split shall not result in any change to the Conversion Price of any series of Preferred Stock.  Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock or Preferred Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed exchanged for a number of whole shares of Common Stock or Preferred Stock after the Effective Time into which the shares of Common Stock or Preferred Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock or Preferred Stock after the Effective Time), which shares shall, as authorized by the Board of Directors of this corporation, be uncertificated.

A.                                    This corporation is authorized to issue two classes of stock to be designated Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”).  The total number of shares of capital stock that the Corporation is authorized to issue is thirty-nine million nine hundred fifty-one thousand six hundred twenty-six (39,951,626) shares, of which twenty-five million (25,000,000) shares will be Common Stock and fourteen million nine hundred fifty-one thousand six hundred twenty-six (14,951,626) shares will be Preferred Stock.  The Preferred Stock shall have a par value of $0.00005 per share and the Common Stock shall have a par value of $0.00005 per share.

B.                                    Two million four hundred eighty-six thousand five hundred seven (2,486,507) shares of the authorized shares of Preferred Stock are designated Series A Preferred Stock (the “Series A Preferred”), three million six hundred forty-nine thousand three hundred sixty-eight (3,649,368) shares of authorized shares of Preferred Stock are designated Series B Preferred Stock (the “Series B Preferred”), five million four hundred six thousand five hundred one (5,406,501) shares of authorized shares of Preferred Stock are designated Series C Preferred Stock (the “Series C Preferred”) and three million four hundred nine thousand two hundred fifty (3,409,250) shares of authorized shares of Preferred Stock are designated Series D Preferred Stock (the “Series D Preferred”).  The Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred shall hereinafter collectively be referred to as the “Designated Preferred Stock” and the Series A Preferred, the Series B Preferred and the Series C Preferred shall hereinafter collectively be referred to as the “Junior Preferred Stock”.”

THIRD:  That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

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IN WITNESS WHEREOF, this Certificate of Amendment of the Seventh Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 20th day of February, 2015.

MAXPOINT INTERACTIVE, INC.

By:	/s/ Joseph Epperson
Joseph Epperson, Chief Executive Officer